Exhibit 107

Calculation of Filing Fee Tables

Schedule 13E-3

(Form Type)

Pardes Biosciences, Inc.

(Exact Name of Registrant and Name of Person Filing Statement)

Table 1 - Transaction Value

	Transaction valuation	Fee Rate	Amount of Filing Fee

Fees to Be Paid	$132,350,817.00(1)	0.0001102	$14,585.06 (2)

Fees Previously Paid	$136,088,312.78		$14,996.93

Total Transaction Valuation	$132,350,817.00

Total Fees Due for Filing			$14,585.06

Total Fees Previously Paid			$14,996.93

Total Fee Offsets			$14,585.06

Net Fee Due			$0.00

Table 2—Fee Offset Claims and Sources

	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Fee Paid with Fee Offset Source

Fee Offset Claims		Schedule TO	231123926	July 28, 2023		$14,585.06

Fee Offset Sources	MediPacific Sub, Inc; MediPacific, Inc.; FS Development Holdings II, LLC; Foresite Capital Management V, LLC; Foresite Capital Opportunity Fund V, L.P.; Foresite Capital Opportunity Management V, LLC; Foresite Capital Fund V, L.P.; James Tananbaum	Schedule TO	231123926		July 28, 2023		$14,585.06

(1)

Estimated solely for the purpose of calculating the filing fee. The transaction value was calculated by adding (i) the product of (a) $2.13, which is the price per share of common stock of Pardes Biosciences, Inc. (the “Company”) (each, a “Share”), and (b) 62,054,756 Shares issued and outstanding (including restricted Shares) and (ii) the product of (a) the difference between (1) $2.13 and (2) an exercise price of $2.04 (the weighted-average exercise price of the outstanding options) and (b) stock options representing the right to purchase an aggregate of 1,935,408. The calculation of the transaction value is based on information provided by the Company as of August 15, 2023.

(2)	The amount of the filing fee was calculated by multiplying the transaction valuation by 0.0001102.